Exhibit 99.1

NEWS RELEASE

For Immediate Release
October 25, 2012

ACCESS MIDSTREAM PARTNERS, L.P. INCREASES DISTRIBUTION
 TO $0.435 PER UNIT FOR THE 2012 THIRD QUARTER

OKLAHOMA CITY, OKLAHOMA, October 25, 2012 – Access Midstream Partners, L.P. (NYSE:ACMP), today announced that the Board of Directors of its general partner declared a cash distribution of $0.435 per limited partner unit for the 2012 third quarter.  The third quarter distribution represents an increase of $0.06, or 16.0%, compared to the 2011 third quarter and represents an increase of $0.015, or 3.6%, compared to the 2012 second quarter.

The distribution will be payable on November 14, 2012 to all unitholders of record at the close of business on November 7, 2012, together with the distribution to the general partner.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b).  Please note that 100% of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business.  Accordingly, the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Access Midstream Partners, L.P. (NYSE:ACMP) is the industry’s largest gathering and processing master limited partnership as measured by throughput volume and owns, operates, develops and acquires natural gas gathering systems and other midstream energy assets. Headquartered in Oklahoma City, the Partnership's operations are focused on the Barnett Shale, Haynesville Shale, Marcellus Shale and Mid-Continent regions of the U.S. The Partnership’s common units are listed on the New York Stock Exchange under the symbol ACMP. Further information is available at www.accessmidstream.com where the Partnership routinely posts announcements, updates, events, investor information and presentations and all recent press releases.

This press release includes forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. They include but are not limited to our business strategy and plans and objectives for future operations. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this release, and we undertake no obligations to update this information. Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to be correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Factors that could cause actual results to differ materially from expected results are described under “Risk Factors” in our 2011 Annual Report on Form 10-K and our other SEC filings.

INVESTOR CONTACT:	MEDIA CONTACTS:		ACCESS MIDSTREAM PARTNERS
Dave Shiels, CFO	Jack Cowell	Tom Johnson	900 N.W. 63rd
(405) 935-6224	(917) 405-0717	(212) 371-5999	P.O. Box 18355
dave.shiels@accessmidstream.com	jack.cowell@global-infra.com	tbj@abmac.com	Oklahoma City, OK 73154